UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2006

Rio Vista Energy Partners L.P.
(Exact name of registrant as specified in its charter)

Delaware	000-50394	20-0153267
(State of Organization)	(Commission File Number)	(IRS Employer Identification No.)

820 Gessner Road, Suite 1285 Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

(713) 467-8235
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 28, 2006, Rio Vista Energy Partners L.P. (“Rio Vista”) received electronic confirmation (the “Confirmation”) from P.M.I. Trading Limited (“PMI”) of the terms of a new purchase and sale agreement for liquefied petroleum gas (“LPG”) for the period May 1, 2006 through March 31, 2007 (the “Term”). PMI is the primary customer for LPG sold by Rio Vista. The Confirmation remains subject to execution of a definitive written agreement between Rio Vista and PMI. The following table sets forth the minimum monthly volume of LPG that PMI is expected to purchase from Rio Vista pursuant to the Confirmation.

Month	Minimum Volume
(gallons)

May 2006	4,500,000

June 2006	4,500,000

July 2006	4,500,000

August 2006	4,500,000

September 2006	4,500,000

October 2006	8,100,000

November 2006	8,100,000

December 2006	9,000,000

January 2007	9,000,000

February 2007	8,100,000

March 2007	8,100,000

The minimum volumes and applicable margins contained in the Confirmation are expected to provide Rio Vista with revenue similar to the revenue that Rio Vista would have received if PMI had purchased only the minimum amounts required under its agreements with Rio Vista during the period from May 1, 2005 to March 31, 2006. Actual volumes purchased by PMI under those prior agreements, however, exceeded minimum contractual amounts by approximately 35%. There can be no assurance that PMI will again purchase volumes in excess of the specified minimum volumes. If PMI purchases only the minimum volumes stated in the Confirmation, Rio Vista’s revenue would be significantly lower than actual revenue during the prior comparable period, which would have a material adverse effect on the financial condition and results of operations of Rio Vista.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIO VISTA ENERGY PARTNERS L.P.

	By:	Rio Vista GP LLC, its
General Partner

		By:	/s/ Ian T. Bothwell
		Name:	Ian T. Bothwell
		Title:	Vice President, Chief Financial Officer, Treasurer, and Assistant Secretary, (Principal Financial and Accounting Officer)

Date: May 4, 2006